Exhibit 99.1

Solera Holdings, Inc. Reports Third Quarter Fiscal Year 2012 Results

Third Quarter Revenue of $198.0 Million, up 12.8% on a GAAP Basis and up 16.2% on a Constant Currency Basis; Adjusted EBITDA Margin increases to 44.3%, up 24 basis points on an Actual Currency Basis and up 88 basis points on a Constant Currency Basis; Company Raises Revenue and Adjusted EBITDA Guidance; Company Announces Quarterly Dividend

WESTLAKE, May 8/PRNewswire-FirstCall/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the third quarter of fiscal year 2012.

Results for the Third Quarter Ended March 31, 2012:

GAAP Results

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Revenue for the third quarter was $198.0 million, a 12.8% increase over the prior year third quarter revenue of $175.5 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the third quarter increased by approximately 16.2% over the prior year third quarter revenue;

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Net income attributable to Solera Holdings, Inc. for the third quarter was $26.7 million, a 66.6% decrease over the prior year third quarter net income attributable to Solera Holdings, Inc. of $80.1 million, which is primarily attributable to a $35.2 million income tax benefit we recognized during the prior year third quarter as described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the third quarter was $0.38, a 66.4% decrease over the prior year third quarter diluted net income attributable to Solera Holdings, Inc. per common share of $1.13, which is primarily attributable to a $35.2 million income tax benefit we recognized during the prior year third quarter as described below.

“Our top-line results in the third quarter included claims volume volatility in some of our advanced markets and strong customer adoption and claims volume growth in several of our evolving and emerging markets. Our business also felt the impacts from macro-economic and political conditions in many of our markets. Despite these impacts, we achieved solid total revenue growth of 16.2%,” said Tony Aquila, Solera’s founder, Chairman and Chief Executive Officer. “On a constant currency basis, our Adjusted EBITDA margin came in at 44.9% - up 88 basis points year-over-year and within 10 basis points of our highest Adjusted EBITDA margin ever. This margin demonstrates our customers’ clear support for our continued investments in data and profitable-innovation.”

Non-GAAP Results

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Adjusted EBITDA for the third quarter was $87.7 million, a 13.4% increase over the prior year third quarter Adjusted EBITDA of $77.3 million. After adjusting for FX Changes, Adjusted EBITDA for the third quarter increased by 18.5% over the prior year third quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the third quarter was 44.3%, a 24 basis point increase over the prior year third quarter Adjusted EBITDA margin of 44.1%. After adjusting for FX Changes, Adjusted EBITDA margin for the third quarter was 44.9%, an 88 basis point increase over the prior year third quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the third quarter was $49.3 million a 7.2% increase over the prior year third quarter Adjusted Net Income of $46.0 million;

•	Adjusted Net Income per diluted common share for the third quarter was $0.70, a 7.7% increase over the prior year third quarter Adjusted Net Income per diluted common share of $0.65.

In the first quarter of fiscal year 2012, we announced the formation of the Netherlands, Germany, Austria and Switzerland (“NGAS”) Region to leverage the operational and technological achievements and investments we made in the Highly Established Markets Initiative (“HEMI”) Region across our markets. As a result of the creation of the NGAS Region, we transferred our Netherlands operating segment from our Americas reportable segment to our EMEA reportable segment in the first quarter of fiscal year 2012. The financial information presented below reflects the inclusion of the Netherlands in EMEA for all periods.

Business Statistics

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EMEA revenues were $115.4 million for the third quarter, representing a 1.5% decrease over the prior year third quarter. After adjusting for FX Changes, EMEA revenues for the third quarter increased 2.7% over the prior year third quarter;

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Americas revenues were $82.6 million for the third quarter, representing a 41.5% increase over the prior year third quarter. After adjusting for FX Changes, Americas revenues for the third quarter increased 43.2% over the prior year third quarter. After excluding the revenues of Explore Information Services LLC, which we acquired in June 2011, Americas revenues increased 1.8% over the prior year third quarter and, after adjusting for FX Changes, increased 3.5% over the prior year third quarter;

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Revenues from insurance company customers were $89.4 million for the third quarter, representing a 29.0% increase over the prior year third quarter. After adjusting for FX Changes, revenues from insurance company customers for the third quarter increased 32.4% over the prior year third quarter. After excluding the revenues of Explore, revenues from insurance company customers decreased 2.7% over the prior year third quarter and, after adjusting for FX Changes, increased 0.7% over the prior year third quarter;

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Revenues from collision repair facility customers were $65.2 million for the third quarter, representing a 2.5% increase over the prior year third quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the third quarter increased 6.1% over the prior year third quarter;

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Revenues from independent assessors were $17.8 million for the third quarter, representing a 0.6% increase over the prior year third quarter. After adjusting for FX Changes, revenues from independent assessors for the third quarter increased 5.1% over the prior year third quarter;

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Revenues from automotive recycling, salvage and other customers were $25.6 million for the third quarter, representing a 2.7% increase over the prior year third quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the third quarter increased 4.3% over the prior year third quarter.

Fiscal year 2012 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2012 as follows:

	Previous Fiscal Year 2012 Outlook	Current Fiscal Year 2012 Outlook
Revenues	$780 million —$786 million	$784 million —$787 million
Net Income attributable to Solera Holdings, Inc.	$103 million —$107 million	$96 million — $98 million
Adjusted EBITDA	$339 million —$343 million	$342 million —$344 million
Adjusted Net Income	$190 million —$193 million	$186 million —$188 million
Adjusted Net Income per diluted common share	$2.67 — $2.71	$2.63 — $2.65

The fiscal year 2012 outlook above assumes no acquisitions of businesses, no repurchases of our common stock, an assumed 28% tax rate to calculate Adjusted Net Income, and a strengthening of the U.S. dollar of up to 5% versus currently prevailing foreign currency exchange rates. The lower guidance for net income attributable to Solera Holdings, Inc., Adjusted Net Income, and Adjusted Net Income per diluted common share is due to higher interest expense following our April 2012 bank debt refinancing and bond offering.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2011:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2010	$1.29	$1.55
Quarter ended December 31, 2010	1.36	1.58
Quarter ended March 31, 2011	1.37	1.60
Quarter ended June 30, 2011	1.44	1.63
Quarter ended September 30, 2011	1.42	1.61
Quarter ended December 31, 2011	1.35	1.57
Quarter ended March 31, 2012	1.31	1.57

During the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 4.1% and the Pound Sterling by 1.9%, which decreased our revenues and expenses for the three months ended March 31, 2012. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $6.9 million and $20.9 million during the three and nine months ended March 31, 2012, respectively.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

GAAP Income Tax Provision:

In the third quarter of fiscal year 2011, we recognized an income tax benefit of $35.2 million, reflecting the release of $50.7 million of the valuation allowance on our U.S. net deferred tax assets. The release of the valuation allowance resulted from our recent sustained history of operating profitability in the U.S. and Canada, and the determination by management that the future realization of the net deferred tax assets was judged to be more-likely-than-not. Additional details regarding the GAAP income tax provision will be provided in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 to be filed with the Securities and Exchange Commission by May 10, 2012.

Quarterly Dividend:

The Audit Committee of our Board of Directors approved the payment of a quarterly cash dividend of $0.10 per outstanding share of common stock and per outstanding restricted stock unit. The Audit Committee also approved a quarterly stock dividend equivalent of $0.10 per outstanding restricted stock unit granted to certain of our executive officers during fiscal years 2011 and 2012 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on June 5, 2012 to stockholders and restricted stock unit holders of record at the close of business on May 22, 2012.

Earnings Conference Call:

We will host our third quarter ended March 31, 2012 earnings call today at 5:00 p.m. (Eastern Time) – May 8, 2012. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59PM EDT on May 22, 2012. A live audiocast will also be accessible to the public by calling (866) 730-5769 or from outside the U.S., (857) 350-1593. When prompted, the following access is required: 85598540. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59PM EDT on May 22, 2012. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 75765811.

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues	$197,997	$175,545	$591,832	$502,613
Cost of revenues:
Operating expenses	43,697	33,569	129,314	98,408
Systems development and programming costs	18,537	16,905	55,475	49,664

Total cost of revenues (excluding depreciation and amortization)	62,234	50,474	184,789	148,072
Selling, general and administrative expenses	51,129	50,095	151,560	136,768
Depreciation and amortization	25,802	20,575	77,580	60,481
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	5,777	716	6,088	2,215
Acquisition and related costs	1,906	1,144	5,658	2,981
Interest expense	11,868	7,506	36,514	22,189
Other (income) expense, net	619	(3,154)	1,372	(481)

	159,335	127,356	463,561	372,225

Income before provision for income taxes	38,662	48,189	128,271	130,388
Income tax provision (benefit)	9,139	(35,165)	33,166	(18,842)

Net income	29,523	83,354	95,105	149,230
Less: Net income attributable to noncontrolling interests	2,798	3,261	8,918	9,094

Net income attributable to Solera Holdings, Inc.	$26,725	$80,093	$86,187	$140,136

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.38	$1.13	$1.22	$1.99

Diluted	$0.38	$1.13	$1.21	$1.98

Dividends paid per share	$0.10	$0.08	$0.30	$0.23

Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	70,081	70,480	70,487	70,235

Diluted	70,411	70,818	70,849	70,563

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net income attributable to Solera Holdings, Inc.	$26,725	$80,093	$86,187	$140,136
Add: Income tax provision (benefit)	9,139	(35,165)	33,166	(18,842)

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	35,864	44,928	119,353	121,294
Add: Depreciation and amortization	25,802	20,575	77,580	60,481
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	5,777	716	6,088	2,215
Add: Acquisition and related costs	1,906	1,144	5,658	2,981
Add: Litigation related expenses	100	—	100	—
Add: Interest expense	11,868	7,506	36,514	22,189
Add: Other (income) expense, net	619	(3,154)	1,372	(481)
Add: Stock-based compensation expense	5,772	5,634	13,910	10,388

Adjusted EBITDA	$87,708	$77,349	$260,575	$219,067

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net income attributable to Solera Holdings, Inc.	$26,725	$80,093	$86,187	$140,136
Add: Income tax provision (benefit)	9,139	(35,165)	33,166	(18,842)

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	35,864	44,928	119,353	121,294
Add: Amortization of acquisition-related intangibles	18,468	14,224	56,699	41,755
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	5,777	716	6,088	2,215
Add: Acquisition and related costs	1,906	1,144	5,658	2,981
Add: Litigation related expenses	100	—	100	—
Add: Other (income) expense, not including interest income	623	(2,733)	1,672	1,047
Add: Stock-based compensation expense	5,772	5,634	13,910	10,388

Adjusted Net Income before income tax provision	68,510	63,913	203,480	179,680
Less: Assumed provision for income taxes at 28%	(19,183)	(17,896)	(56,974)	(50,310)

Adjusted Net Income	$49,327	$46,017	$146,506	$129,370

Adjusted Net Income per share:
Basic	$0.70	$0.65	$2.08	$1.84

Diluted	$0.70	$0.65	$2.07	$1.83

Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	70,081	70,480	70,487	70,235

Diluted	70,411	70,818	70,849	70,563

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2012 AND JUNE 30, 2011

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$372,800	$371,101
Accounts receivable, net of allowance for doubtful accounts of $2,657 and $2,769 at March 31, 2012 and June 30, 2011, respectively	129,339	135,589
Other receivables	23,253	19,037
Other current assets	20,245	24,895
Deferred income tax assets	13,044	10,321

Total current assets	558,681	560,943
Property and equipment, net	57,480	64,485
Goodwill	1,027,762	1,059,749
Intangible assets, net	352,731	416,100
Other noncurrent assets	16,926	19,462
Noncurrent deferred income tax assets	45,200	48,396

Total assets	$2,058,780	$2,169,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,862	$37,798
Accrued expenses and other current liabilities	146,257	140,270
Income taxes payable	12,519	10,837
Deferred income tax liabilities	2,679	1,187
Current portion of long-term debt	5,741	24,042

Total current liabilities	191,058	214,134
Long-term debt	989,644	1,020,383
Other noncurrent liabilities	23,505	24,127
Noncurrent deferred income tax liabilities	23,455	30,541

Total liabilities	1,227,662	1,289,185
Redeemable noncontrolling interests	88,462	94,841
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 69,454 and 70,795 issued and outstanding as of March 31, 2012 and June 30, 2011, respectively	585,884	587,265
Retained earnings	149,403	151,366
Accumulated other comprehensive income	(2,818)	36,413

Total Solera Holdings, Inc. stockholders’ equity	732,469	775,044
Noncontrolling interests	10,187	10,065

Total stockholders’ equity	742,656	785,109

Total liabilities and stockholders’ equity	$2,058,780	$2,169,135

SOLERA HOLDINGS, INC.

SELECTED STATEMENT OF CASH FLOWS INFORMATION

FOR THE NINE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands)

(Unaudited)

	Nine Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$180,148	$163,577
Net cash used in investing activities	(32,260)	(15,939)
Net cash used in financing activities	(135,633)	(31,237)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(10,556)	31,598

Net change in cash and cash equivalents	1,699	147,999
Cash and cash equivalents, beginning of period	371,101	240,522

Cash and cash equivalents, end of period	$372,800	$388,521

Supplemental cash flow information:
Cash paid for interest	$28,638	$23,250
Cash paid for income taxes	$28,752	$27,961
Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$366	$2,179
Accrued contingent purchase consideration	$3,293	$800

About Solera:

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 60 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about: our data and profitable-innovation investments and associated customer support; our expectations regarding our prospects and business outlook for fiscal year 2012; our expectations and beliefs regarding changes in foreign currency exchange rates; and statements about dividends, our effective tax rate and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate Explore or our other acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility and indenture; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2011. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com